Exhibit 99.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of November 30, 2006

among

NORTHEAST PUBLISHING COMPANY, INC.,

JOURNAL COMPANY, INC.,

TAUNTON ACQUISITION, LLC

and

ENTERPRISE PUBLISHING COMPANY, LLC

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EXHIBITS
1.01(a)	Newspapers and Other Periodical Publications, Domain Names and Mastheads
1.01(c)	Form of Assumption Agreement
1.01(d)	Form of Bill of Sale and Assignment
1.01(e)	Knowledge of Persons
1.01(f)	Certain Excluded Intellectual Property
1.01(g)	Market Area
1.01(h)	Non-Competition Agreement
1.01(i)	Transition Services Agreement
1.01(j)	Excluded Employees
1.01(k)	Assignment of Leases
2.03(b)	Allocation of Purchase Price and Assumed Liabilities

DISCLOSURE SCHEDULES

Section 1.01(1)	Real Property
Section 1.01(2)	Environmental Reports
Section 2.01(b)	Excluded Assets
Section 3.02	No Conflict
Section 3.03	Consents and Approvals
Section 3.04(a)	Financial Statements
Section 3.04(b)	Undisclosed Liabilities
Section 3.04(c)	Changes Since last Financial Statement
Section 3.05	Litigation
Section 3.06(a)	Permits and Licenses; Compliance with Laws
Section 3.06(b)	Violation of Law
Section 3.07	Conduct in the Ordinary Course; Absence of Changes or Events
Section 3.08	Certain Material Contract Matters
Section 3.09(a)	Employee Matters
Section 3.09(c)	Multiemployer Plans
Section 3.11	Intellectual Property
Section 3.12	Encumbrances on Real Property
Section 3.13	Encumbrances on Other Transferred Assets
Section 3.15	Labor Matters
Section 3.17(a)	Advertising Customers
Section 5.01	Operation of the Newspapers Prior to the Closing

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ASSET PURCHASE AGREEMENT, dated as of November 30, 2006 among Northeast Publishing Company, Inc. (“NEP”) and Journal Company, Inc. (“JCI”), each a Delaware corporation and Taunton Acquisition, LLC, a Delaware limited liability company (“Taunton”, and collectively with NEP and JCI, the “Sellers”) and Enterprise Publishing Company, LLC (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, NEP and Taunton own and operate the respective newspapers and other periodical publications listed on Exhibit 1.01(a) in the Commonwealth of Massachusetts (collectively, the “Newspapers”) and the domain names listed on Exhibit 1.01(a), and JCI owns the Mastheads listed on Exhibit 1.01(a) (“Mastheads”);

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all right, title and interest of the Sellers in and to certain properties and assets of the Sellers used or held for use solely in the Business (as defined below), and in connection therewith, the Purchaser is willing to purchase such properties and assets and to assume the liabilities of the Sellers relating to the Business (with the exceptions specified below), all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABC” means Audit Bureau of Circulations, Inc.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such specified Person; provided, however, that the term Affiliate shall not include any direct or indirect stockholder of Journal Register Company or of GateHouse Media, Inc.

“Agreement” means this Asset Purchase Agreement, among the Sellers and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.11.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Deeds, the Assignment of Leases and, with respect to Real Property, a current abstract of title, survey, affidavit of title, certificate of the Sellers under the Foreign Investment in Real Property Tax Act and such other instruments, certificates, releases, estoppel certificates and other documents as may be customary in Massachusetts and reasonably satisfactory to the Purchaser for the conveyance of real property or necessary for the Purchaser to obtain an American Land Title Association owner’s title insurance policy showing fee simple title to the Real Property vested in the Purchaser, subject only to Permitted Liens.

“Assets” means all the properties and assets of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, owned by the Sellers and, in any case, to the extent used or held for use solely in the conduct of the Business, including without limitation, all of Sellers’ right, title and interest in and to the following:

(i) all Real Property;

(ii) all furniture, fixtures, equipment, machinery and other tangible personal property to the extent used or held for use solely in the conduct of the Business at the locations at which the Business is conducted and not otherwise included in clause (i) above;

(iii) all automobiles, other vehicles and rolling stock to the extent used or held for use solely in the conduct of the Business;

(iv) all inventories of newsprint, ink and other raw materials, work in process, finished goods, supplies and other personal property to the extent used or held for use solely in the conduct of the Business;

(v) all Receivables as of the Closing Date;

(vi) all invoices, shipping records, sales and promotional literature, supplier, customer and circulation lists, correspondence and other documents, records, data, files and service manuals solely pertaining to the Business and located at the principal places of business of the Newspapers;

(vii) to the extent assignable, all computer software and programs used or held for use solely in the conduct of the Business;

(viii) all goodwill solely relating to and going concern value of the Business;

(ix) all Intellectual Property to the extent used or held for use solely in the conduct of the Business, including the Mastheads;

(x) all rights under all contracts, leases, licenses, purchase or customer orders, commitments and other binding arrangements of the Business to the extent solely pertaining to the Business;

(xi) all federal, state and local permits, licenses, waivers and authorizations to the extent used or held for use solely in the conduct of the Business;

(xii) the library and morgue of each of the Newspapers, including without limitation, all clippings, photographs (negatives and positives), bound files of back issues and microfilm, microfiche and electronic reproductions of back issues;

(xiii) all circulation, delivery and mailing lists and carrier routes maintained by the Sellers to the extent they relate to any of the Newspapers, all data related to such lists, all circulation readership studies, audience surveys and research owned by the Sellers, and all mailing lists, together with all records, reports and tapes of computer data owned by the Sellers in each case to the extent they relate to any of the Newspapers;

(xiv) all of the advertising contracts, space reservations and insertion orders to the extent they related to the placement of advertising in any of the Newspapers with respect to all dates occurring after the Closing; and

(xv) all subscriptions and orders to the extent they relate to any of the Newspapers; and

(xvi) copies of all documentation of systems and controls performed for Sarbanes-Oxley Act compliance, to the extent such systems and controls relate to the Business or to the Newspapers (“SOX Documentation”). The SOX Documentation is being provided as a courtesy. Therefore, notwithstanding anything to the contrary contained herein, the Sellers are not making any representations or warranties as to the efficiency, correctness or effectiveness of the SOX Documentation and will assume no liability for the Purchaser’s use of or reliance on the SOX Documentation.

“Assignment of Leases” means the Assignment of Leases to be executed by Sellers and Purchaser on the Closing Date with respect to the leases described in Section 3.08(d) substantially in the form of Exhibit 1.01(k).

“Assumed Liabilities” has the meaning specified in Section 2.02(a).

“Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and the Sellers on the Closing Date substantially in the form of Exhibit 1.01(c).

“Beneficiary” means the Person designated by a Newspaper Employee or former employee of the Business, by operation of law or otherwise, as the Person entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Sellers on the Closing Date substantially in the form of Exhibit 1.01(d).

“Business” means the business of publishing, distributing and operating the Newspapers (including any commercial printing operations directly relating thereto and other publications associated with the Newspapers); provided, however, that Business does not include JobsInTheUS.com, JobsinMA.com and any other similar websites or other assets or business related to such websites.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

“Closing” has the meaning specified in Section 2.04.

“Closing Date” has the meaning specified in Section 2.04.

“Closing Date Working Capital Amount” has the meaning specified in Section 2.07.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning specified in Section 5.04.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person whether through the ownership of stock, as trustee or executor, by contract or credit agreement or otherwise.

“Current Assets” means any Transferred Assets which constitute current assets as defined by GAAP as applied by the Sellers consistent with past practice.

“Current Liabilities” means any Assumed Liabilities which constitute current liabilities as defined by GAAP as applied by the Sellers consistent with past practice.

“Damages” means any and all losses, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, sustained or incurred by the applicable Person.

“Deeds” means the bargain and sale deeds with covenant against grantor’s acts (or the equivalent thereof in each jurisdiction in which Real Property is located) to be executed by the Sellers on the Closing Date in order to convey to the Purchaser each parcel of owned Real Property.

“Disclosure Schedule” means the Disclosure Schedule delivered to the Purchaser by the Sellers, as it may be updated pursuant to Section 10.01(b).

“Encumbrance” means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Environmental Law” means all Federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health from environmental hazards, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Treasury and the Department of Labor regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Seller shall continue to be considered an ERISA Affiliate of a Seller within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of a Seller and with respect to liabilities arising after such period for which a Seller could be liable under the Internal Revenue Code or ERISA.

“Estimate Date” has the meaning specified in Section 2.07.

“Excluded Assets” has the meaning specified in Section 2.01(b).

“Excluded Employees” means those Newspaper Employees listed on Exhibit 1.01(j) hereto which Exhibit will be provided by the Purchaser to the Sellers on or before December 20, 2006.

“Excluded Liabilities” has the meaning specified in Section 2.02(b).

“Financial Statements” has the meaning specified in Section 3.04.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any Federal, state or local governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal, or judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning specified in Section 9.04.

“Indemnifying Party” has the meaning specified in Section 9.04.

“Indemnity Notice Period” has the meaning specified in Section 9.04.

“Indemnity Response” has the meaning specified in Section 9.04.

“Intellectual Property” means all copyrights, patents, trademarks, tradenames (including the Tradenames), services marks, licenses in respect of computer software and other intellectual property, and other intellectual property, in each case to the extent used or held for use solely in the conduct of the Business and all applications for registration of any of the foregoing, all goodwill associated therewith and all rights to pursue enforcement or infringement of any such assets.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or “Sellers’ Knowledge” or similar words means the actual knowledge of any of the individuals listed in Exhibit 1.01(e), in each case, after reasonable investigation or inquiry.

“Liabilities” means any and all debts, liabilities, obligations and claims, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment, license, permit or undertaking.

“Market Area” means the areas identified on Exhibit 1.01(g) of this Agreement.

“Mastheads” has the meaning specified in the recitals of this Agreement.

“Material Adverse Effect” means a material adverse effect on the results of operations, assets or financial condition of the Business (other than the Excluded Assets), the Transferred Assets or the Newspapers, in each case taken as a whole; provided, however, that the term Material Adverse Effect shall not include any effect relating to or resulting from (A) a change in the U.S. or global economy or securities markets in general, (B) a change in the industry in which such party or parties operate in general which does not have a materially disproportionate effect on such party or parties taken as a whole (relative to most industry participants), (C) the announcement of the transactions contemplated by this Agreement or the identity of the Purchaser or (D) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress.

“Material Contracts” has the meaning specified in Section 3.08.

“Materials of Environmental Concern” means chemicals, pollutants, compounds, contaminants, wastes, toxic substances, hazardous materials, hazardous substances, petroleum and petroleum products, in each case, which are listed under any Environmental Law as “toxic” or “hazardous” or potentially “toxic” or “hazardous” or with respect to which liability or standards of conduct or clean-up are imposed pursuant to any Environmental Law.

“Multiemployer Plan” has the meaning specified in Section 3.09.

“Names” has the meaning specified in Section 2.01(b)(vi).

“Newspaper Employees” mean the employees of the Sellers employed in the Business other than Bill White who will continue to work for the Sellers following the Closing.

“Newspapers” has the meaning specified in the recitals of this Agreement.

“Non-Competition Agreement” means that Non-Competition Agreement attached hereto as Exhibit 1.01(h).

“Notice of Claim” has the meaning specified in Section 9.04.

“Permitted Liens” has the meaning specified in Section 3.12.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plans” has the meaning specified in Section 3.09(a).

“Purchase Price” has the meaning specified in Section 2.03(a).

“Purchase Price Adjustment” has the meaning specified in Section 2.07.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Guarantor” has the meaning specified in Section 11.15.

“Purchaser Indemnified Parties” has the meaning specified in Section 9.03.

“Purchaser Material Adverse Effect” has the meaning specified in Section 8.01(b).

“Real Property” means the real property identified on Section 1.01(1) of the Disclosure Schedule, together with all buildings and other structures, facilities or improvements located thereon, all fixtures attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Receivables” means any and all accounts receivable, notes receivable and other amounts receivable (net of any allowances or discounts) from third parties which are not Affiliates of any Seller arising solely from the conduct of the Business.

“Reports” means the environmental reports listed on Section 1.01(2) of the Disclosure Schedule.

“Requesting Party” has the meaning specified in Section 5.03(b).

“Required Permits” has the meaning specified in Section 3.06(a).

“Retained Employee” means Bill White.

“Retention Agreements” means the stay bonus and retention agreements entered into between certain Newspaper Employees on the one hand, and the Sellers or their Affiliates, on the other hand, in contemplation of the transactions contemplated hereby.

“Returns” has the meaning specified in Section 7.01.

“Selected Accountants” has the meaning specified in Section 2.07.

“Seller Indemnified Party” has the meaning specified in Section 9.02.

“Sellers” has the meaning specified in the preamble of this Agreement and each individually may be referred to herein as a “Seller”.

“Sellers Guarantor” has the meaning specified in Section 11.15.

“Sellers’ Health and Welfare Plan” has the meaning specified in Section 6.02(a).

“Tax” or “Taxes” means all taxes or similar assessments, charges or levies of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties and additions to tax imposed by any taxing authority.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit 1.01(i).

“Tradenames” means the tradenames of each Newspaper.

“Transferred Assets” has the meaning specified in Section 2.01(a).

“Uncollectible A/R” has the meaning provided in Section 2.07.

“Update Notice” has the meaning provided in Section 10.01(b).

“Working Capital” means the amount of Current Assets, minus the amount of Current Liabilities. For purposes of calculating Working Capital, Current Assets and Current Liabilities shall be reasonably estimated by the Sellers based on their regular accounting records maintained in the ordinary course of business consistent with past practices.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of Assets. (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, the Sellers shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase from the Sellers, free and clear of all Encumbrances (other then Permitted Liens) all of the Assets on the Closing Date, other than the Excluded Assets (the “Transferred Assets”).

(b) The Transferred Assets shall not include the following Assets (the “Excluded Assets”):

(i) all of the Sellers’ cash (including, without limitation, all checks and drafts), cash equivalents and marketable securities on hand or deposited in bank accounts, deposit accounts, lockbox accounts or any other accounts with banks or other depositories on or prior to the Closing Date, and all bank, depository and other accounts related thereto;

(ii) all refunds and claims for refunds of income Taxes paid by the Sellers or any of their Affiliates arising prior to or on the Closing Date;

(iii) all rights and interests of the Sellers or any of their Affiliates in, to or under any insurance policy, including any prepaid expense in respect thereof and any cash surrender value thereof;

(iv) all debts and other obligations due to the Sellers from any Affiliate of the Sellers;

(v) income Tax records and Returns of the Sellers or of any Affiliate of the Sellers;

(vi) all right, title and interest in and to the names, trademarks, tradenames and service marks and the other names, trademarks, tradenames and service marks listed on Exhibit 1.01(f) and any variations thereof (collectively, the “Names”), and all rights to use the Names, and all items marked with the Names, including without limitation, promotional materials, packaging materials, stationery, signs, business cards, business manuals and training videos;

(vii) other than as provided pursuant to Section 5.06, any rights to receive corporate overhead and other services provided to the Business by the corporate offices of the Sellers or otherwise shared among the businesses conducted by the Sellers or any of its Affiliates;

(viii) all property and assets of the Plans;

(ix) property and assets which are listed on Section 2.01(b) of the Disclosure Schedule;

(x) all the Sellers’ cancelled checks and bank statements;

(xi) all claims, causes of action, rights of recovery, rights of set-off and other similar rights of any kind, to the extent relating to any Excluded Asset or any Excluded Liability;

(xii) the JobsInTheUS.com and JobsInMA.com websites, together with other state and local versions of such websites, including all proprietary content on those websites and the right to access such content (other than as generally available to the public); and

(xiii) the Sellers’ organizational and capitalization materials and corporate records.

SECTION 2.02. Assumption and Exclusion of Liabilities. (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume, and shall pay, perform and discharge when due, all Liabilities of the Sellers arising out of or relating to the Business as a going concern, the Transferred Assets or the Newspapers, whether accrued or arising before or after the Closing, except for the Excluded Liabilities (the “Assumed Liabilities”). Without in any way limiting the foregoing, the Purchaser shall be responsible for and shall assume as part of the Assumed Liabilities (i) all liabilities associated with prepaid subscriptions and advertising, (ii) all severance liabilities for Newspaper Employees that are hired by the Purchaser, (iii) all liabilities arising under any contract related to the Business arising after the Closing, (iv) all Liabilities arising under any contract related to the Business incurred prior to the Closing (but only to the extent such Liability is included as a Current Liability in calculating the Purchase Price Adjustment).

(b) The Sellers shall retain, and shall pay, perform and discharge when due, and the Purchaser shall not assume or have any responsibility for, all of the following Liabilities of the Sellers (the “Excluded Liabilities”):

(i) all Federal and state income Taxes now or hereafter owed by the Sellers or any Affiliate of the Sellers that are attributable to the operations or activities of the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

(ii) all Liabilities to the extent arising out of or relating to the Excluded Assets (other than Liabilities reflected or reserved against in determining Working Capital, all of which shall be Assumed Liabilities notwithstanding anything in this Agreement to the contrary);

(iii) all Liabilities relating exclusively to or arising exclusively out of the obligations of the Sellers under the Agreement, the Ancillary Agreements, the Transition Services Agreement and the Non-Competition Agreement;

(iv) all Liabilities arising out any employee benefit plans that the Purchaser will not assume under the terms of this Agreement;

(v) all debts and other obligations due from the Sellers to any Affiliate of any Seller;

(vi) all debts and other obligations of the Sellers for borrowed money whether or not reflected on any balance sheet or financial or other statement delivered by the Sellers to the Purchaser;

(vii) all Liabilities relating to the Retained Employee and the Excluded Employees (including but not limited to all severance and similar Liabilities); provided, however, that the Purchaser shall be responsible for and shall reimburse the Sellers within 5 Business Days of a request thereof, for any severance expense required to be paid by the Sellers to the Excluded Employees which exceeds $200,000 in the aggregate;

(viii) all Liabilities of the Sellers to the extent not arising out of or relating to the Business as a going concern, the Transferred Assets and the Newspapers;

(ix) all Liabilities of the Sellers relating to (A) libel claims with respect to materials published by the Newspapers prior to the Closing Date or (B) workers’ compensation claims of Newspaper Employees with respect to occurrences prior to the Closing Date.

(x) all Liabilities arising under any contract related to the Business incurred or arising prior to the Closing (except to the extent such Liability is included as a Current Liability in calculating the Purchase Price Adjustment);

(xi) all Liabilities in connection with the Retention Agreements and all Liabilities associated with those agreements that arise post-Closing; and

(xii) all Liabilities relating to existing environmental conditions disclosed on the Reports; provided that the Sellers shall not be required to take any action or to incur any fees or expenses or reimburse the Purchaser for any fees or expenses related to these Liabilities absent a written demand, a judicial action, a unilateral administrative order, an order on consent, an administrative consent order, or any other sort of administrative order by a Governmental Authority requiring such action. Without limiting the foregoing to the extent, any such action required as a result of a change in law following the Closing Date shall be the Purchaser’s sole responsibility and part of the Assumed Liabilities.

SECTION 2.03. Purchase Price; Allocation of Purchase Price. (a) Subject to the Purchase Price Adjustments set forth in Section 2.07, the aggregate purchase price for the Transferred Assets (the “Purchase Price”) shall be the sum of Seventy Million Dollars ($70,000,000.00).

(b) The Purchase Price and Assumed Liabilities shall be allocated among the Transferred Assets as of the Closing Date in accordance with Exhibit 2.03(b). Any subsequent adjustments to the Purchase Price shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation Section 1.1060-1T(f) and as agreed to by the Purchaser and the Sellers (including pursuant to Section 7.03 hereof). The Purchaser and the Sellers shall report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by law, neither the Purchaser nor the Sellers shall take an inconsistent position with such allocations on any Return or otherwise.

SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the “Closing”) at the offices of counsel to the Sellers at 10:00 a.m., local time, on the fifth Business Day following the later to occur of (a) the expiration or termination of all applicable waiting periods under the HSR Act and (b) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, or at such other time or on such other date or at such other place as the Sellers and the Purchaser may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.05. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) the Bill of Sale, the Deeds and such other instruments as may be reasonably requested by the Purchaser to transfer the Transferred Assets to the Purchaser or to evidence such transfer on the public records;

(b) the Assumption Agreement;

(c) the Transition Services Agreement;

(d) a receipt for the Purchase Price; and

(e) the certificates and other documents required to be delivered pursuant to Section 8.02.

SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

(a) the Purchase Price by wire transfer in immediately available funds to an account which shall be designated by the Sellers to the Purchaser at least three business days prior to Closing;

(b) the Assumption Agreement;

(c) the Transition Services Agreement; and

(d) the certificates and other documents required to be delivered pursuant to Section 8.01.

SECTION 2.07. Working Capital Adjustment.

(a) Notwithstanding any other provision of this Agreement, the Purchase Price shall be adjusted upward or downward, on a dollar-for-dollar basis, by the amount of the Working Capital (the “Purchase Price Adjustment”). The Working Capital shall be estimated by the Sellers, to the best of their abilities, based on a date which is not more than thirty-five (35) days prior to the Closing and, to the extent reasonably possible, is the last day of an accounting or billing period (the “Estimate Date”), and such estimate shall be used to compute the Purchase Price Adjustment at Closing.

(b) Within thirty (30) days after the end of the third full monthly accounting or billing period after the Closing, representatives of the Sellers and the Purchaser shall jointly determine the actual amount of the Working Capital as of the Closing Date (the “Closing Date Working Capital Amount”). Upon certification of such amounts jointly by such representatives, the parties shall within five (5) business days make such further payments between themselves as may be necessary in order to take account of the Closing Date Working Capital Amount as jointly determined by said representatives; provided, however, that if any dispute arises over any item reflected in or omitted from the Closing Date Working Capital Amount or the amount to be refunded or paid, such refund or payment net of any disputed amount shall nonetheless be promptly made to the extent such amount is not in dispute. Any such refund or payment shall be made by wire transfer of immediately available funds to the party to which such refund or payment is due.

(c) In the event that the representatives of the Sellers and the Purchaser are unable to agree with respect to any determination of the Closing Date Working Capital Amount within thirty (30) days after the end of the third full accounting or billing period after the Closing, the Sellers and the Purchaser hereby agree that such determination shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by any party hereto for the two years preceding the date of such referral (the “Selected Accountants”), which shall promptly make a determination. The determination of the Selected Accountants shall be conclusive and binding on each party. One-half of the fees of the Selected Accountants shall be borne by the Sellers, and one-half shall be borne by the Purchaser.

(d) Notwithstanding anything to the contrary contained herein, for purposes of calculating the Purchase Price Adjustment and the Closing Date Working Capital Amount, Receivables aged more than one hundred eighty (180) days will be discounted/credited in full (the “Uncollectible A/R”). If and to the extent the Purchaser collects any of the Uncollectible A/R, the Purchaser shall pay the net proceeds of such collection over to the Sellers within 10 days following the end of the calendar month during which such collection occurred.

(i) The Purchaser shall in good faith attempt to collect each Uncollectible A/R, including, without limitation, disputed Receivables for a period of 120 days after the Closing Date. The Purchaser shall use the efforts that it normally uses to collect its own accounts receivable; provided, however, that the Purchaser shall be under no obligation to threaten or to institute any law suit or collection proceedings against any Uncollectible A/R account debtor and the Purchaser shall not be obligated to bear any expenses as a result of such collection activities other than the normal expenses of operating the Purchaser’s accounts receivable department. The Sellers shall cooperate with the Purchaser in its collection efforts, including supplying such information and documents in the Sellers’ possession as are reasonably required. The Purchaser shall provide the Sellers with information regarding the collection effort as the Sellers reasonably requests and will meet with the Sellers periodically (not more frequently than bi-weekly) to discuss the same. Payments received from account debtors which relate to specific Receivable invoices or to post-Closing accounts receivable of the Purchaser will be credited against such invoices. Payments which do not specify any invoice shall be credited to such receivables of the Sellers and the Purchaser as the account debtor may otherwise specify or which may be reasonably evident from the payment (e.g., the amount equals a particular invoice or one or more invoices due) and in the absence of such specification or evidence, such payments shall be applied first to the oldest Receivable of such account debtor.

(ii) On the 121st day after the Closing Date, the Purchaser shall, at its sole option, (i) assign to the Sellers all Uncollectible A/R not previously collected and paid over to the Sellers or (ii) pay to the Sellers the face value of some or all of the outstanding Uncollectible A/R and assign the remainder of the Uncollectible A/R, if any, to the Sellers. Following such assignment, if any, the Sellers shall have the right, but not the obligation, to collect such Uncollectible A/R for its own account using any means available to it. Any payment received by the Purchaser with respect to an Uncollectible A/R assigned to the Sellers after the date such receivables are assigned to the Sellers in accordance with this Section 2.07(d)(ii) shall be promptly remitted to the Sellers. Any amounts collected by the Purchaser on or after the 121st day after the Closing Date on Uncollectible A/R not so assigned to the Sellers shall be solely for the Purchaser’s account and the Purchaser shall retain all such amounts.

(e) Interest. All amounts paid pursuant to Section 2.07 (other than amounts under Section 2.07(d) which are timely paid in accordance with Section 2.07(d)) shall bear interest from and after the Closing Date, until paid, at the per-annum rate equal to the prime rate of JP Morgan Chase Bank, N.A. (or its successors), as in effect from time to time, on the basis of a 365-day year and the actual number of days elapsed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller jointly and severally represents and warrants to the Purchaser as of the date hereof as follows:

SECTION 3.01. Organization and Authority of the Sellers. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with their respective terms.

SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations, other actions, filings and notifications described in Section 3.03 have been obtained and made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not (a) violate or conflict with the organizational documents of the Sellers, (b) except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of the Sellers (with respect to the Business), the Transferred Assets or the Newspapers or (c) except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or as described in Section 3.02 of the Disclosure Schedule, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to any Material Contract.

SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers do not, and the performance of this Agreement and the Ancillary Agreements by the Sellers will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) the notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

SECTION 3.04. Financial Statements. (a) Attached as Section 3.04(a) of the Disclosure Schedule is the Balance Sheet as of December 25, 2005 and as of September 24, 2006 and the Income Statements for the one year period ended December 25, 2005 and the 9 month period ended September 24, 2006 for the Business (collectively, the “Financial Statements”). The Financial Statements (i) are unaudited, (ii) were derived from Journal Register Company’s audited year-end financial statements and unaudited interim financial statements and were prepared in accordance with the books of account and other financial records of the Sellers relating to the Business, and (iii) except as provided in the notes thereto, present fairly in all material respects the net assets of the Business as of the date thereof and the earnings before interest, Taxes, depreciation and amortization of the Business for the applicable periods then ended, respectively.

(b) The Sellers do not have any Liabilities with respect to the Business, the Transferred Assets or the Newspapers that would be required by GAAP to be reflected or reserved against in a balance sheet, except (i) such Liabilities as are reflected or reserved against in the Balance Sheet or in Section 3.04(b) of the Disclosure Schedule, (ii) such Liabilities as are incurred after September 24,, 2006 in the ordinary course of business consistent with past practice or, (iii) the Excluded Liabilities. Each of the Newspapers accrues vacation in accordance with GAAP and their own vacation policies.

(c) Except as set forth in Section 3.04(c) of the Disclosure Schedules, during the period from the date of the Financial Statements to the date hereof, inclusive, there has been: (i) no change in the financial condition or the results of operations of the Business which has had a Material Adverse Effect; (ii) no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking which has had a Material Adverse Effect; (iii) no change in its relationship with its suppliers, customers, distributors, lessors, licensors, or licensees other than changes which have not had a Material Adverse Effect; (iv) no change in any method of accounting or keeping books of account or accounting practices or principles; or (v) no agreement whether oral or written, to do any of the things set forth in clause (i) through (iv) above. Except as set forth in Section 3.04(c) of the Disclosure Schedules, since the Balance Sheet Date the Business has been conducted only in the ordinary course and in conformity with past practice.

SECTION 3.05. Litigation. Except as disclosed in Section 3.05 of the Disclosure Schedule, there are no actions, proceedings or investigations pending, or to the Sellers’ Knowledge threatened, against the Sellers relating to the Business, the Newspapers or the Transferred Assets, before any Governmental Authority that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as disclosed in Section 3.05 of the Disclosure Schedule, the Sellers with respect to the Business, the Newspapers or the Transferred Assets are not subject to any order, writ, judgment, injunction, decree, determination or award which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

SECTION 3.06. Permits and Licenses; Compliance with Laws. (a) Except as disclosed in Section 3.03 or 3.06(a) of the Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) the Sellers have or have in effect all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all Federal, state, local and foreign laws and Governmental Authorities, that are required for the Sellers to operate the Business in the manner in which it is currently being operated (collectively, the “Required Permits”) and (ii) all such Required Permits are in full force and effect and no cancellation of the Required Permits is pending, or to the Knowledge of the Sellers, threatened.

(b) The Sellers are not in violation of any law, rule, regulation, order, judgment or decree applicable to the Sellers (with respect to the Business) or by which any of the Transferred Assets is bound or affected, except (i) as set forth in Section 3.06(b) of the Disclosure Schedule and (ii) for violations the existence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.07. Conduct in the Ordinary Course; Absence of Changes or Events. Since December 26, 1999, except for matters arising out of the transactions contemplated by this Agreement and except as disclosed in Section 3.07 of the Disclosure Schedule, the Business has been conducted in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, except (a) as disclosed in Section 3.07 of the Disclosure Schedule, (b) for matters arising out of the transactions contemplated by this Agreement, or (c) as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, since December 31, 2005, the Sellers have not (with respect to the Business):

(i) sold, transferred, leased, subleased, licensed or otherwise disposed of any asset (other than Excluded Assets), other than in the ordinary course of business, consistent with past practice;

(ii) purchased, leased or otherwise acquired any asset (other than Excluded Assets), other than in the ordinary course of business, consistent with past practice;

(iii) suffered any damage, destruction or other casualty loss to the Transferred Assets;

(iv) revalued any of the Transferred Assets, including, without limitation, by writing down or writing up the value of any Receivables, or made any changes in its accounting methods, principles and practices, other than in the ordinary course of business, consistent with past practice;

(v) terminated or amended any Material Contract or entered into any contract or agreement which would otherwise be a Material Contract;

(vi) created or granted any Encumbrance (other than Permitted Liens) on any Transferred Asset; or

(vii) established any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for Newspaper Employees, or, other than in the ordinary course of business, consistent with past practice, increased the benefits payable under any Plan or the compensation payable or to become payable to any officers or key employees of any of the Sellers who are Newspaper Employees, other than pursuant to the Retention Agreements or severance agreements with certain Newspaper Employees entered into in contemplation of the transactions contemplated hereby.

SECTION 3.08. Material Contracts. Except to the extent they relate to Excluded Assets or Excluded Liabilities, the Sellers have previously made available to the Purchaser true copies of all of the following contracts and agreements of the Sellers with respect to the Business (the “Material Contracts”):

(a) each agreement for the purchase of personal property with any supplier to the Business or for the furnishing of services to the Business under the terms of which any of the Sellers: (i) is required to pay more than $25,000 in the aggregate during the calendar year ending December 31, 2006 or (ii) is required to pay more than $75,000 in the aggregate over the remaining term of such agreement;

(b) each agreement for the sale of personal property by the Business or for the furnishing of services by the Business under the terms of which any of the Sellers: (i) is to receive more than $25,000 in the aggregate during the calendar year ending December 31, 2006 or (ii) is to receive more than $75,000 in the aggregate over the remaining term of such agreement, or sales of equipment which were no longer used in the operation of the Business;

(c) all employment and management agreements and agreements with independent contractors or consultants under the terms of which any of the Sellers: (i) is required to pay more than $100,000 in the aggregate during the calendar year ending December 31, 2006 or (ii) is required to pay more than $300,000 in the aggregate over the remaining term of the agreement;

(d) each lease of real property under the terms of which any of the Sellers holds, occupies or has conveyed any interest in real property and a complete summary of the terms of any oral agreement with respect thereto;

(e) all contracts for the sale of advertising or other purposes which was not made in the ordinary course of the Business and consistent with past practice;

(f) all guarantees of the obligations of the customers, suppliers, or employees of the Business;

(g) all sales agency, advertising representative or advertising or public relations contracts which is reasonably expected to involve the payment by Sellers of more than $50,000 in the aggregate in the 12 month period commencing on the date hereof;

(h) all partnership, joint venture or other similar agreement or arrangement;

(i) agreement outside the ordinary course of the Business containing any covenant or provision prohibiting the Sellers from engaging in any line or type of business (except for such agreements which shall not apply to the Purchaser or its Affiliates upon Closing); and

(j) all collective bargaining agreements, employment agreements, defined compensation agreements or covenants not to compete in effect at the date hereof.

Except as disclosed in Section 3.08 of the Disclosure Schedule, each Material Contract is valid and binding against the applicable Seller, and to the Sellers’ Knowledge, valid and binding against the other parties thereto and in full force and effect. None of the Sellers, nor to the Sellers’ Knowledge, any other party to any Material Contract, is in breach of, or in default under, any Material Contract, except where such breach or default would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.09. Employee Matters.

(a) Except as disclosed in Section 3.09(a) of the Disclosure Schedule, the Sellers have previously made available to the Purchaser true copies (or where written plans do not exist, summary descriptions thereof) of (i) all employee benefit plans as defined in Section 3(3) of ERISA and (ii) except for the agreements or plans referred to in Section 2.02(b)(iv), all bonus, stock option, stock purchase, restricted stock, incentive and retirement plans, programs or arrangements, as each of the foregoing were entered into, maintained, or contributed to, by any Seller, or any of its ERISA Affiliates for, or with respect to, the Newspaper Employees (collectively, the “Plans”). Except as disclosed in Section 3.09(a) of the Disclosure Schedule, the Sellers have made available to the Purchaser true copies of the most recently received IRS determination letter for each such Plan, where applicable.

(b) Each Plan has been operated by the Sellers in compliance with its terms and the requirements of ERISA, the Code and other applicable law, except where a failure to do so, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. No legal action, suit or claim is pending or, to the Knowledge of the Sellers, threatened, with respect to any Plan (other than claims for benefits in the ordinary course), except where such action, suit or claim, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) No Seller has incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) prior to the Closing Date with respect to any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (“Multiemployer Plan”) within any of the six years ending on the Closing Date, and no event or fact exists which could give rise to successor or secondary liability to Purchasers under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code with respect to liability applicable to any Seller or its ERISA Affiliate arising under any Plan prior to the Closing Date. All contributions have been made on a timely basis to any Multiemployer Plan that are required to be made by any Seller or any of their respective ERISA Affiliates under the terms of the plan or of any collective bargaining agreement or by applicable Law.

(d) Except as disclosed in Section 3.09(c) of the Disclosure Schedule, the Sellers have complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder; except in any case, where such would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.10. Environmental Matters. Except as set forth in the Reports and Section 3.10 of the Disclosure Schedule, neither the Business nor the Sellers with respect to the Business have received from any Governmental Authority any written request for information, notice of claim, demand or other notification that it is potentially responsible with respect to any investigation or clean-up of any Material of Environmental Concern. To the Sellers’ Knowledge, and except as disclosed in the Reports: (a) the Real Property and the current use thereof complies in all material respects with applicable Environmental Law; (b) there are no Materials of Environmental Concern located in or on the Real Property, except for those substances customarily used in the businesses of operating and publishing newspapers and carrying out commercial printing; and (c) none of the Real Property has been used as a waste disposal site, nor are there any underground storage tanks in or under any such property, nor any asbestos situate thereon. The Sellers have made available to the Purchaser true copies of the Reports.

SECTION 3.11. Intellectual Property. Except as disclosed in Section 3.11 of the Disclosure Schedule and except as would not, individually or in the aggregate be reasonably likely to have a Material Adverse Effect, (a) the rights of the Sellers to the Intellectual Property that is part of the Transferred Assets do not conflict with or infringe on the rights of any other Person, and the Sellers have not received any written claim or notice from any Person to such effect, (b) to the Sellers’ knowledge no Person is infringing on the rights of any Seller to the Intellectual Property that is part of the Transferred Assets, and (c) the Sellers own, are licensed or otherwise have the legal right to use all the Intellectual Property that is part of the Transferred Assets.

SECTION 3.12. Real Property. Except as described in Section 3.12 of the Disclosure Schedule, each parcel of Real Property is owned by the Sellers of record free and clear of all Encumbrances other than: (a) liens for Taxes and assessments not yet payable; (b) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith in accordance with the requirements of applicable law and which are disclosed in Schedule 3.12; (c) imperfections of title, easements, liens, security interests, claims and other charges and Encumbrances the existence of which would not, individually or in the aggregate, be reasonably likely to interfere with the current occupancy and use of the Real Property; (d) mechanic’s and materialmen’s liens for construction or alterations in progress arising in the ordinary course of business for sums not yet due and payable; and (e) statutory liens of landlords and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business for sums not yet due and payable (collectively, the “Permitted Liens”). As of the Closing Date, the Real Property will be free and clear of any Encumbrances other than Permitted Liens. At the time of the Closing, the Real Property shall be: (i) in the same condition as on the date of this Agreement, reasonable use and wear thereof excepted; (ii) in compliance in all material respects with all applicable federal, state and local statutes, ordinances, bylaws, codes, rules and regulations; (iii) free of all unused inventory, equipment, or any other items of personal property not included in the Transferred Assets; and (iv) to the Knowledge of the Sellers, not in violation of any restrictive covenant, agreement or other instrument of record affecting the Real Property.

The premises covered by the leases described in Section 3.08(d) are: (i) free of any Encumbrances created by the Sellers other than the Permitted Liens, (ii) in the same condition as on the date of this Agreement, reasonable use and wear thereof excepted; (iii) in compliance in all material respects with all applicable federal, state and local statutes, ordinances, bylaws, codes, rules and regulations; and (iv) free of all unused inventory, equipment, or any other items of personal property not included in the Transferred Assets. The Sellers are current in all payments due under such leases and are in compliance with the material terms thereof.

SECTION 3.13. Transferred Assets. The Sellers own, lease or have the legal right to use all the Transferred Assets (other than the Real Property), and the Sellers have good title to, or, in the case of leased or subleased Transferred Assets, valid and subsisting leasehold interests in, all such Transferred Assets, free and clear of Encumbrances, except (i) as disclosed in Section 3.13 of the Disclosure Schedule, and (ii) Permitted Liens. All Receivables have arisen from bona fide transactions by the Sellers in the ordinary course of the Business and, constitute only valid claims which are not, to the knowledge of the Sellers, subject to counterclaims or setoffs. Except for the Excluded Assets and except as disclosed in Section 3.13 of the Disclosure Schedule, the Transferred Assets, as a whole, constitute in all the assets necessary to conduct the Business as presently conducted. As of the date of this Agreement, to the Knowledge of Sellers, all printing presses used in the operation of the Business and included in the Transferred Assets are operating and have been maintained consistent with the Sellers’ past practices. Except as otherwise expressly set forth herein, the Sellers make no representation or warranty with respect to the condition of any Transferred Asset or the Transferred Assets taken as a whole.

SECTION 3.14. Insurance. All material assets and risks of the Sellers in the conduct of the Business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance.

SECTION 3.15. Labor Matters. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) there are no actions pending or, to the Knowledge of the Sellers, threatened, between any Seller and any Newspaper Employees, which actions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; (b) Sellers are not a party to any collective bargaining agreement or other labor union contract, including neutrality or card check agreements, applicable to Newspaper Employees; (c) there are no grievances outstanding against the Sellers under any such agreement or contract which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending, or, to the Knowledge of the Sellers, threatened, against the Sellers with respect to the Business before the National Labor Relations Board which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; (e) there are no general strikes, work stoppages, lockouts, or, to the Sellers’ Knowledge, threats thereof, by or with respect to Newspaper Employees which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; and (f) there are no union organizing campaigns underway for Newspaper Employees not represented by unions and there are no petitions pending before the National Labor Relations Board for such union representation.

SECTION 3.16. Circulation. True and complete copies of the following documents for the time periods as noted have been previously made available to the Purchaser: Taunton – ABC 24 month Audit Reports for the periods ending 12/31/01, 12/31/03, 12/31/05; Fall River – ABC 12 month Audit Reports for the periods ending 12/31/01, 12/31/02 and ABC 104 week Audit Report for the period ending 12/26/04; North Attleboro – USPS Postal Statements for 7/5/06, 7/12/06, 7/26/06, 8/3/06, 8/9/06, 8/16/06, 8/23/06, 8/30/06, 9/13/06, 9/20/06; Fall River (total market coverage) – USPS Postal Statements for 6/23/06, 7/13/06, 7/21/06, 7/28/06, 7/31/06, 8/7/06, 8/15/06, 8/22/06; El Latino – CAC 3 month Audit Report for period ending 6/30/06; and Taunton (total market coverage) - USPS Postal Statements for 7/7/06, 7/14/06, 7/20/06, 7/28/06, 8/4/06, 8/11/06, 8/18/06, 8/25/06, 9/1/06, 9/8/06, 9/15/06, 9/22/06. All representations contained in such reports submitted by the Sellers to ABC, CAC and USPS for the periods covered by such reports were true and complete in all material respects when submitted.

SECTION 3.17. Advertising Customers; Subscribers; Third Party Relationships.

(a) Section 3.17(a) of the Disclosure Schedule contains true and complete lists of each of the top twenty (20) advertising customers of each of the Newspapers during the year ended December 25, 2005 in each of the local, national, classified and preprint categories, together with revenue data for each such advertising customer for those years.

(b) No Seller has any knowledge that any person or entity that currently purchases space on a regular basis from any Newspaper intends to reduce such purchases.

SECTION 3.18. Taxes. Each of the Sellers has timely filed all material Returns required to be filed with respect to Taxes pertaining to the Transferred Assets or the Business and such Returns were accurate and complete in all material respects. All material Taxes (whether or not shown on any return) pertaining to the Transferred Assets or the Business have been paid when due. There are no Encumbrances for Taxes, other than Permitted Liens, on the Transferred Assets. No Seller has received any indication from any jurisdiction where any Seller does not file returns with respect to Taxes that any Seller is or may be subject to taxation in such jurisdictions related to the Business or Assets. None of the Sellers is a foreign person or foreign entity which would be subject to the withholding rules of Section 1445 of the Code. Each of the Sellers will provide an appropriate Certificate of Non-Foreign Status to allow the Purchaser to avoid withholding under Section 1445 of the Code.

SECTION 3.19. Brokers. Other than Dirks, Van Essen & Murray, whose fee the Sellers are solely responsible for, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as of the date hereof as follows:

SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations, other actions, filings and notifications described in Section 4.03 have been obtained and made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not (a) violate or conflict with the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, in any case, which would prevent, delay or limit in any material manner the Purchaser from consummating the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except (a) the notification and waiting period requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent, delay or limit the Purchaser from performing any of its material obligations under this Agreement or the Ancillary Agreements, as the case may be, and (c) as may be necessary as a result of any facts or circumstances relating solely to the Sellers.

SECTION 4.04. Absence of Litigation. There are no actions, proceedings or investigations pending, or to the Purchaser’s knowledge threatened, against the Purchaser which seek to prevent, delay or limit in any material manner the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

SECTION 4.05. Financing. The Purchaser has all funds necessary to timely consummate the transactions contemplated by this Agreement in accordance with its terms on the Closing Date and has provided the Sellers with the October 31, 2006 unaudited balance sheet of GateHouse Media, Inc., the Purchaser’s parent, as evidence of such availability.

SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Operation of the Newspapers Prior to the Closing. Except for matters arising out of the transactions contemplated by this Agreement or as disclosed in Section 5.01 of the Disclosure Schedule, the Sellers covenant and agree that, between the date hereof and the Closing Date, they will (a) operate the Business in the ordinary course, consistent with past practice, (b) use their reasonable best efforts to preserve the present business relationships with Persons having material business dealings with the Sellers in connection with the Business, except where failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, (c) keep and maintain (or cause to be kept and maintained) the Transferred Assets in their current condition and repair (wear and tear in ordinary usage excepted), (d) perform its obligations in all material respects under all contracts to be assigned to and assumed by the Purchaser, (e) maintain in full force and effect through the Closing Date property damage, liability and other insurance with respect to the Assets and the Real Property, consistent with past practices, and (f) without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, or except with the express prior written approval of the Purchaser (which the Purchaser agrees shall not be unreasonably withheld or delayed) the Sellers shall not, in respect of the Business:

(i) make any material change in the Business or its operations, except for such changes as may be required to comply with applicable requirements of law;

(ii) make any capital expenditure, or enter into any contract or commitment therefore, in excess of $10,000 in the aggregate;

(iii) enter into any contract for the purchase of real property or exercise any option to extend any lease included in the Transferred Assets;

(iv) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any Affiliates of any Seller), or mortgage or pledge, or impose or suffer to be imposed any Encumbrances on, any of the assets or properties of any Seller, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Liens;

(v) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any Affiliate of any Seller in the ordinary course of the Business) in excess of $10,000 in the aggregate, except in the ordinary course of the Business or provided that such indebtedness is an Excluded Liability;

(vi) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than immaterial amounts in the ordinary course of the Business or as required by any such plan or requirements of law and for changes that have been announced to be effective as of April 1, 2007 with respect to certain benefit plans and for changes to the 401K plan related to non-union employees, to be effective as of January 1, 2007;

(vii) make any change in the compensation of its employees, other than immaterial changes made in accordance with past compensation practices and except for normal annual adjustments consistent with past practices, provided that the Sellers will provide notice to the Purchaser within a reasonable time period following such annual adjustments;

(viii) hire any new employees except in the ordinary course of the Business and as required for the normal operations of the Newspapers, and if the Sellers do hire any such new employees, the Sellers shall not enter into an employment agreement with them and they shall be terminable at will, subject to any applicable provisions of any contract;

(ix) adversely modify or amend any Material Contract;

(x) waive any right of any material value of or with respect to the Business; or

(xi) enter into an agreement to do any of the foregoing.

SECTION 5.02. Investigation; No Other Representations or Warranties. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business and (ii) has been furnished with or has been given adequate access to such information about the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business as it has requested. In connection with the Purchaser’s investigation of the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business, the Purchaser may have received and may hereafter receive from the Sellers or their representatives estimates, projections and other forecasts relating to the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business, and plan and budget information with respect thereto (including, without limitation, projections contained in the Confidential Information Memorandum, dated September 2006, prepared by Dirks, Van Essen & Murray) (collectively, “Projections”). The Purchaser acknowledges that there are uncertainties inherent in attempting to make Projections, that the Purchaser is familiar with such uncertainties, and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of any Projections.

(b) The Purchaser acknowledges and agrees that, except for the representations and warranties (including the Disclosure Schedule with respect thereto) made by the Sellers and expressly set forth in Section III of this Agreement (as such representations and warranties are modified pursuant to the provisions of Section 10.01(b) hereof), none of the Sellers or any Affiliate or representative of the Sellers has made and shall not be construed as having made to the Purchaser or to any representative or Affiliate thereof, and neither the Purchaser nor any Affiliate nor any representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by the Sellers in Section III hereof, the Purchaser agrees that none of the Sellers or any Affiliate or any representative of the Sellers makes or has made any representation or warranty to the Purchaser or to any representative or Affiliate thereof with respect to any projections or, except to the extent and as expressly covered by a representation and warranty of the Sellers contained in Section III hereof, with respect to any other statements, documents or other information heretofore or hereafter delivered to or made available to the Purchaser or to any representative or Affiliate thereof (including without limitation, the Confidential Information Memorandum dated September 2006), and that the Purchaser will not assert any claim against the Sellers or any of their Affiliates or any of their respective directors, officers, employees, agents, stockholders, or representatives, or hold the Sellers or any such Persons liable with respect thereto. The Purchaser is not aware of any material inaccuracy or omission in any of the Sellers’ representations or warranties set forth in this Agreement or in the Sellers’ Disclosure Schedule.

SECTION 5.03. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Sellers shall, and shall cause each of their officers, directors, employees, agents and representatives to (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Sellers relating to the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional available financial and operating data and other information regarding the Business, Transferred Assets, the Assumed Liabilities and the Newspapers as the Purchaser, its officers, employees, authorized agents or representatives, may from time to time reasonably request; provided, however, that such access shall be provided in a manner which will not unreasonably interfere with the Business or the other businesses of the Sellers or any of its Affiliates; and provided further, however, that there shall be no obligation to disclose any privileged information.

(b) In order to facilitate the evaluation, preparation, investigation, defense and resolution of any claim, litigation, proceeding or investigation (including Tax audits) made by or against any party or any of their respective Affiliates (the “Requesting Party”),

(i) in connection with any Excluded Liability or Excluded Asset, and

(ii) in connection with the preparation of the Purchase Price Adjustment or any financial statement, Return (or any amendment thereto) or other report or document to be furnished to any Governmental Authority, in any case, after the Closing Date, upon reasonable notice, the other parties shall, at no cost to the Requesting Party, (1) afford the officers, employees and authorized agents and representatives of the Sellers reasonable access, during normal business hours, to the offices, properties, books and records of such other party relating to the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers, (2) furnish to the officers, employees and authorized agents and representatives of the Requesting Party such available additional financial and operating data and other information regarding the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers as the Requesting Party may from time to time reasonably request, (3) make available to the Requesting Party the employees of such other party and its Affiliates whose assistance, testimony or presence is reasonably necessary to assist the Requesting Party, including in evaluating, preparing, investigating, defending and resolving any such claims, litigation, proceedings, or investigations, including the presence of such persons as witnesses in depositions, hearings or trials for such purposes, (4) at any time after the execution of the Agreement, provide assistance to the Requesting Party in the preparation of audited financial statements to the extent they relate to, incorporate or rely upon any information regarding the Transferred Assets or the Business, and (5) cooperate with the Requesting Party, and cause its and its Affiliates’ officers, employees, agents and representatives so to cooperate with the Requesting Party, in connection therewith; provided, however, that such access shall be provided in a manner which will not unreasonably interfere with the Business or other businesses of such other party or any of its Affiliates.

(c) Either party agrees that it shall preserve and keep all books and records relating to the Transferred Assets, Assumed Liabilities and the Business in such party’s or an Affiliate’s possession for a period of at least six years from the Closing Date and each other party hereto shall have the right, at their expense, to obtain copies of all or part of such books and records.

SECTION 5.04. Confidentiality. The terms of the Confidentiality Agreement dated as of August 29, 2006 (the “Confidentiality Agreement”) between the Sellers Guarantor and the Purchaser Guarantor are hereby incorporated by reference. References to the “Disclosing Party” in the Confidentiality Agreement shall be deemed to include, without limitation, references to the Sellers and the Sellers Guarantor. References to the “Receiving Party” in the Confidentiality Agreement shall be deemed to include, without limitation, references to the Purchaser and the Purchaser Guarantor. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations thereunder shall terminate; provided, however, that, notwithstanding the foregoing, the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the Business, the Transferred Assets, Assumed Liabilities, the Newspapers and transactions contemplated by this Agreement and all other provisions of the Confidentiality Agreement shall continue in full force and effect in all respects. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

SECTION 5.05. Regulatory and Other Authorizations; Consents.

(a) Each party hereto will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and other Persons that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will reasonably cooperate with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof (or as soon thereafter as practicable) and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Sellers and the Purchaser shall cooperate with each other in connection with the making of all such filings or responses (unless the appropriate party has a reasonable basis not to do so), including providing copies of all such documents to the other party and its advisors prior to filing or responding and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. Each party shall promptly notify the other party of any communication to that party from any Governmental Agency and (unless the appropriate party has a reasonable basis not to do so) permit the other party to review in advance any proposed communication to any Governmental Agency. Unless the appropriate party has a reasonable basis not to do so, each party shall not agree to participate in any meeting with any Governmental Agency in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Agency, gives the other party the opportunity to attend and participate thereat. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders and approvals.

(b) Nothing in this Agreement shall be deemed to constitute or require the transfer or assignment or the attempt to transfer or assign any of the Transferred Assets if the attempted transfer or assignment thereof, without the consent of a third party, would adversely affect in any way the rights of either the Sellers, on the one hand, or the Purchaser, on the other hand, thereto, or would materially and adversely affect the Sellers or the Purchaser. If any such consent shall not have been obtained at or prior to the Closing, or the attempted transfer or assignment of any of the Assets at the Closing would have a material adverse effect on the Sellers or the Purchaser or on the Purchaser’s rights thereto or the Purchaser would not in fact receive the rights thereto, (i) the Sellers will cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the rights thereto and benefits thereunder, including, without limitation, (A) enforcing for the benefit of the Purchaser any or all rights of the Sellers under any contract, commitment or other agreement against any other party thereto, or (B) at the Purchaser’s election, not transferring, conveying, assigning or delivering to the Purchaser at the Closing, and retaining legal title to, such Assets, while permitting the Purchaser the possession and use of such Asset for the Purchaser’s account and with the Purchaser receiving the benefits and bearing the burdens of such Assets as if such Asset had been so transferred, conveyed, assigned and delivered, and (ii) the Sellers will take all reasonable appropriate further action to obtain such consents, approvals or novations as may be required under applicable laws or otherwise to effect the transfer or assignment of such Asset to the Purchaser. Pending the obtaining of such consents, approvals or novations, the Purchaser will continue performance of any remaining unfulfilled obligations of the Sellers under any contract, commitment or other agreement constituting such an Asset in the same manner as though the Purchaser rather than the Sellers were a party to such contract, commitment or agreement, with the Purchaser receiving the benefits and bearing the burdens thereof. The Sellers agree to remit to the Purchaser all collections received in respect of any such Asset promptly on receipt thereof less any amount due the Sellers from the Purchaser with respect to such Assets. Expenses incurred in connection with actions taken pursuant to this Section 5.05(b) shall be borne in such a manner as to place the Sellers and the Purchaser in the economic positions in which they would have been had such Asset been transferred, conveyed, assigned or delivered at the Closing.

SECTION 5.06. Corporate Services. The Purchaser acknowledges and agrees that the Business currently receives from the Sellers, their Affiliates and third parties certain administrative and corporate services and benefits, including without limitation: computer and information processing services; finance, accounting and payroll services; facilities management services; treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; shared editorial content and human resources services. The Purchaser further acknowledges and agrees that, unless otherwise agreed to in writing by the Sellers (which shall be in the Sellers’ sole discretion and at the Purchaser’s cost), all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business as of the Closing Date.

SECTION 5.07. Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets to the Purchaser. The Sellers shall indemnify and hold harmless the Purchaser against any and all Damages that are asserted by third parties against the Purchaser as a result of noncompliance by the Sellers with any such bulk transfer law (except in respect of those obligations of the Purchaser undertaken hereunder and those Liabilities assumed by the Purchaser hereunder or in the Assumption Agreement or included in Working Capital).

SECTION 5.08. Corporate Service Agreements. Promptly after the date hereof, the Sellers shall use commercially reasonable efforts through the Closing Date to cause each of the third parties (the “Vendors”) which is a party to any of the agreements identified on Section 2.01(b) of the Disclosure Schedule as subject to this Section 5.08 (the “Existing Service Agreements”) to, at the election of Sellers, either (a) enter into a new agreement with the Purchaser, effective as of the Closing Date, on substantially similar material terms and conditions as such Existing Service Agreement(s) between such Vendor and the Sellers (or their respective Affiliate) (the “Replacement Service Agreements”) or (b) consent to the assignment of the Existing Service Agreement(s) to the Purchaser to the extent relating to the Business and the assumption by the Purchaser of the Sellers’ (or their Affiliate’s) obligations thereunder to the extent relating to the Business effective as of the Closing Date (the “Consents”). The Purchaser hereby agrees to use its best efforts to promptly cooperate with and assist the Sellers as reasonably requested in connection with the Sellers’ obligations under this Section 5.09, including, without limitation, by promptly providing financial or other information requested by any Vendor in connection with such Vendor’s decision to execute any Replacement Service Agreement or Consent. Subject to the satisfaction of the conditions in Section 8.01 hereof, at the Closing the Purchaser hereby agrees to (x) enter into each Replacement Service Agreement so long as its material terms and conditions are substantially similar to the corresponding Existing Service Agreement and (y) assume all obligations (to the extent relating to the Business) under each Existing Service Agreement in the event that the Vendor has executed a Consent relating thereto. Notwithstanding any provision herein to the contrary, including, without limitation, Sections 2.01(b), 8.01 and 8.02 hereof, (i) in the event that any Vendor has executed a Consent with respect to the assignment of any Existing Service Agreement as aforesaid, then each such Existing Service Agreement shall, to the extent relating to the Business, not be an Excluded Asset and all rights thereunder relating to the Business shall be Transferred Assets and (ii) the failure to obtain any or all of the Replacement Service Agreements and/or the Consents shall not be a condition to either the Purchaser’s or the Sellers’ respective obligations to close the transactions contemplated hereby.

SECTION 5.09. Antitrust Matters.

(a) Each party shall file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) the notification and report form (the “HSR Filing”) required under the HSR Act, with respect to the transactions contemplated hereby no later than the third (3rd) Business Day following the date hereof. The HSR Filing shall be in compliance with the requirements of the HSR Act, and the parties shall request early termination of the waiting period required by the HSR Act.

(b) Both parties shall respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in relation to any antitrust laws in each case regarding any of the transactions contemplated by this Agreement. Neither party shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ or any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party.

(c) The parties shall each cooperate and consult with each other in connection with obtaining all required regulatory consents from the FTC, DOJ, or any other governmental authority in relation to any antitrust law. In particular, each party shall, to the extent practicable and in such party’s view appropriate, (i) furnish as promptly as reasonably practicable to the other any information concerning its business, properties, and personnel as the other party may reasonably request, in connection with any filing or submission to the FTC, DOJ, or any other governmental authority in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) permit the other party to review in advance, and accept reasonable comments, in connection with any proposed written communication with the FTC, DOJ, or any other governmental authority in connection with any investigation or other inquiry relating to any antitrust law, including any proceeding initiated by a private party. In addition, each party shall (x) promptly inform the other party of (and, to the extent practicable and in such party’s view appropriate, supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated in this Agreement, and (y) consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with the DOJ, the FTC, or any other governmental authority, or, in connection with any proceeding by a private party, with any other person, and, to the extent practicable an in such party’s view appropriate and to the extent permitted by the DOJ, the FTC, or other such applicable governmental authority, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) The parties from the date hereof until the Termination Date shall use their respective reasonable commercial efforts to avoid the entry of, or to have vacated or terminated, any decree, order, judgment, or other impediment relating to any antitrust law that would restrain, prevent, or delay the Closing Date.

SECTION 5.10. Title Searches. Sellers have ordered record owner/lien searches through First American Title Insurance Company for the Real Property. Sellers will provide Purchaser with copies of those search results when received and will take steps reasonably necessary to address matters which are disclosed in those search results and which are not Permitted Liens.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Employees. (a) No Mass Layoffs. The Sellers have requested the Purchaser to provide and the Purchaser is willing to provide a sufficient continuity in staffing at and immediately following the Closing so that no “mass layoff” shall occur, within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. 2102, et. seq., the Sellers shall terminate or arrange for the termination of all Newspaper Employees as of the Closing Date and shall pay all wages and fringe benefits (including, but not limited to, accrued vacation pay, bonuses and payroll taxes) through the Closing Date. The wages and fringe benefits of all rehired employees shall be apportioned as of the Closing. The Sellers, on the one hand, and the Purchaser, on the other hand, recognize and agree that both parties have waived the requirement of any notice under WARN or similar other legal requirements. In no event shall the Sellers be liable to pay any severance pay or other cost of such termination for any Newspaper Employees rehired by the Purchaser at or after the Closing. The Purchaser shall not be responsible for any severance pay or other cost for such Newspaper Employees not hired by the Purchaser at or after the Closing, except as provided in Section 2.02(b)(vii). On the Closing Date, the Purchaser shall offer employment as of the Closing Date to all of the Newspaper Employees other than the Excluded Employees.

(b) Access to Employees. Upon request, between the date hereof and Closing, the Sellers shall allow the Purchaser to meet with and interview for continued employment managerial and supervisory employees.

(c) To the extent that service is relevant for purposes of eligibility or vesting (and with respect to benefit accrual, solely for purposes of calculating entitlement, including to vacation days, sick days or severance payment) under any employee benefit plan, program or arrangement established or maintained by the Purchaser (or its appropriate Affiliate) for the benefit of Newspaper Employees, such plan, program or arrangement shall credit Newspaper Employees for service on or prior to the Closing Date with the Sellers or any Affiliate thereof (except to the extent that the Purchaser is not legally required to credit seniority for any Newspaper Person it hires as a result of their having received dismissal pay).

SECTION 6.02. Health and Welfare Benefits. (a) The Purchaser and the Sellers acknowledge and agree that, effective as of the Closing Date, except as contemplated by Section 6.02(c) below, coverage under all health and medical insurance, life insurance, disability, accidental death and disability and any other welfare or benefit plans or programs sponsored or maintained by the Sellers and any of its Affiliates for Newspaper Employees, former employees of the Business and Beneficiaries thereof (collectively, the “Sellers’ Health and Welfare Plan”) shall cease and be of no further force or effect as to the Newspaper Employees, former employees of the Business and Beneficiaries thereof. Any expense incurred by a Newspaper Employee, former employee of the Business or Beneficiary thereof prior to the Closing Date that would have been covered under the Sellers’ Health and Welfare Plan shall continue to be the responsibility of the Sellers.

(b) The Purchaser shall be responsible and liable for all expenses incurred by Newspaper Employees employed by the Purchaser, or any Beneficiary thereof on and after the Closing Date under the health and medical, life insurance, disability, accidental death and disability and any other welfare or benefit plans or programs sponsored, maintained or contributed to by the Purchaser for such Newspaper Employees, former employees and any Beneficiary thereof.

(c) For purposes of the Purchaser’s or any of its Affiliate’s medical, dental and other health and welfare plans for Newspaper Employees employed by the Purchaser, and Beneficiaries thereof, the Purchaser shall or shall cause such Affiliate to (i) waive limitations on benefits relating to any pre-existing conditions and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical, dental plans and other health and welfare plans, deductible and out-of-pocket expenses paid by such Newspaper Employees, former employees and Beneficiaries thereof, under any of the Sellers’ or any of their Affiliate’s medical, dental and other health and welfare plans in the calendar year in which the Closing Date occurs.

(d) Following the Closing Date, (i) the Purchaser shall provide continuation health care coverage to all Newspaper Employees employed by the Purchaser and their qualified beneficiaries who incur a qualifying event on and after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and (ii) the Sellers and their Affiliates shall continue to be responsible for providing such continuation coverage to former Newspaper Employees not employed by the Purchaser and their qualified beneficiaries to whom the Sellers or any of their Affiliates are, on the Closing Date, providing such continuation coverage or to whom the Sellers or any of their Affiliates are under any obligation on the Closing Date to provide such continuation coverage at the election of such former Newspaper Employees or qualified beneficiary.

SECTION 6.03. Collective Bargaining Agreements. (a) Prior to the Closing Date, the Sellers shall engage in negotiations with the unions representing the Seller’s employees, upon the request of any such union, concerning the effects, if any, of the sale, in compliance with the Seller’s obligations under the National Labor Relations Act, as amended (the “Act”). After the Closing, the Purchaser shall abide by its obligations under the Act, including its obligation to recognize and bargain with such unions (listed in Section 3.15 of the Disclosure Schedule) as the exclusive bargaining agent for employees in the bargaining units represented. The Purchaser shall maintain existing wages, hours and other terms and conditions of employment pending negotiations to the extent required by the Act. However, the Purchaser is under no obligation to assume and adopt the collective bargaining agreements listed in Section 3.15.

SECTION 6.04. Pension Plan. The assets and liabilities of any and all retirement plans sponsored by the Sellers shall not be transferred to Purchaser in connection with this Agreement. Such plans shall remain the responsibility of the Sellers in accordance with the terms thereof. With respect to any Multiemployer Plan, the Sellers shall only be responsible for contributions that are accrued prior to the Closing Date with respect to the Newspaper Employees in accordance with the applicable collective bargaining agreement. From and after the Closing Date, the Purchaser shall be responsible for any and all contributions to any Multiemployer Plan covering the Newspaper Employees in accordance with the terms of such collective bargaining agreement or agreements to which it is a party or which it has assumed. Between the date hereof and Closing, the Sellers shall comply with Purchaser’s reasonable requests for information concerning each Multiemployer Plan to which any Seller or their respective ERISA Affiliates has had an obligation to make contributions to within the five years preceding the date hereof, including, but not limited to, (i) the identity of each such Multiemployer Plan and the amount of contributions by Sellers or any ERISA Affiliate to such plan for the prior two plan years and (ii) all documents, correspondence, and other information in the possession of Sellers or their ERISA Affiliates concerning the funding levels or potential withdrawal liability of each such Multiemployer Plan.

ARTICLE VII

TAX MATTERS

SECTION 7.01. Cooperation and Exchange of Information. Without limiting Section 5.03(b) hereof, the Sellers and the Purchaser will provide each other with such cooperation and information as either of them may reasonably request of the other in preparing and filing any Tax return, report or form (“Returns”), amended Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Sellers and the Purchaser shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to the Purchaser and the Sellers, to provide explanations of any documents or information provided hereunder. Each Seller and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns.

SECTION 7.02. Conveyance Taxes. The Sellers on the one hand and the Purchaser on the other shall be responsible and liable for and shall indemnify and hold the other party and their Affiliates harmless against 50% of any real property transfer, real property gains, sales, use, transfer, value added and other similar Taxes, and any transfer, recording, registration and other fees which become payable in connection with or by reason of the transactions contemplated by this Agreement. The Purchaser, after review and consent by the Sellers, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Sellers shall execute and deliver all instruments and certificates reasonably necessary to enable the Purchaser to comply with the foregoing. The Purchaser shall complete and execute resale or other exemption certificates with respect to any inventory items sold hereunder as to which such exemption is available, and shall provide the Sellers with executed copies thereof.

SECTION 7.03. Treatment of Indemnity Payments. All payments made by the Sellers or the Purchaser, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement (including without limitation, pursuant to Article IX hereof) shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

ARTICLE VIII

CONDITIONS TO THE CLOSING

SECTION 8.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Purchase Price. The Purchaser shall have wired the Purchase Price to an account specified by the Sellers to the Purchaser in writing, which specification shall have been made by the Sellers not later than three (3) business days prior to the Closing Date.

(b) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing (except where the failure to be so true and correct would not be reasonably likely to have a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated hereby on the terms and conditions herein (a “Purchaser Material Adverse Effect”)) with the same force and effect as if made as of the Closing (and, if the Closing shall have occurred, such representations and warranties shall be deemed to have been made as of the Closing Date for purposes of Section 9.02(a)(i)), and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with (except where the failure so to comply would not be reasonably likely to have a Purchaser Material Adverse Effect) and the Sellers shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

(c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Transferred Assets contemplated hereby shall have expired or shall have been terminated;

(d) No Obstructive Proceeding. No order, decree or judgment of any court, agency, commission, or governmental entity (which has not been dismissed or settled) shall be subsisting against the parties or any of the parties which would render it unlawful, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms of this Agreement. No governmental entity shall have instituted any action or proceeding (which has not been dismissed or settled) challenging the transactions contemplated hereunder. No non-governmental third party shall have instituted any action or proceeding challenging the transactions contemplated hereby which has a reasonable possibility of success and, if successful, would be reasonably likely to have a Material Adverse Effect;

(e) Assumption Agreement. The Purchaser shall have executed and delivered to the Sellers the Assumption Agreement; and

(f) Resolutions. The Sellers shall have received true and complete copies, certified by the Secretary or an Assistant Secretary of each of the Purchaser and the Purchaser Guarantor, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the Purchaser Guarantor evidencing their authorization of the execution and delivery of each of this Agreement and the Assumption Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing (except where the failure of a representation or warranty to be so true and correct would not be reasonably likely to have a Material Adverse Effect), with the same force and effect as if made as of the Closing (and, if the Closing shall have occurred, such representations and warranties shall be deemed to have been made as of the Closing Date for purposes of Section 9.03(a)(i)), and each of the covenants contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with (except where the failure to so comply with a covenant would not be reasonably likely to have a Material Adverse Effect), and the Purchaser shall have received a certificate of the Sellers to such effect signed by a duly authorized officer thereof;

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Transferred Assets contemplated hereby shall have expired or shall have been terminated;

(c) No Obstructive Proceeding. No order, decree or judgment of any court, agency, commission, or governmental entity (which has not been dismissed or settled) shall be subsisting against the parties or any of the parties which would render it unlawful, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms of this Agreement. No governmental entity shall have instituted any action or proceeding (which has not been dismissed or settled) challenging the transactions contemplated hereunder. No non-governmental third party shall have instituted any action or proceeding challenging the transactions contemplated hereby which has a reasonable possibility of success and, if successful, would be reasonably likely to have a Purchaser Material Adverse Effect.

(d) Ancillary Agreements. The Sellers shall have executed and delivered to the Purchaser the Ancillary Agreements;

(e) Non-Competition Agreement. The Sellers shall have executed and delivered to the Purchaser the Non-Competition Agreement; and

(f) Resolutions. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Sellers, of the resolutions duly and validly adopted by the Board of Directors or other governing body of each of the Sellers evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Survival. The representations and warranties made by any party and contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing Date, provided that the representations and warranties contained in Section 3.16 (“Taxes”) hereunder shall survive for the applicable period under the statute of limitations therefore, provided further, that if written notice is properly given under this Article IX with respect to any alleged breach of a representation and warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation and warranty shall continue to survive (with respect to the subject matter of such written notice only) until the applicable claim is finally resolved. All covenants and agreements made by any party hereunder which are to be performed on or prior to the Closing Date shall expire at the Closing and all covenants and agreements made by any party hereunder which are to be performed after the Closing Date shall survive until the applicable statute of limitations therefore has expired with respect to any breach thereof.

SECTION 9.02. Indemnification by the Purchaser. (a) After the Closing, the Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify the Sellers and their Affiliates, and their respective officers, directors, employees and representatives (each, a “Seller Indemnified Party”) against and hold them harmless from and reimburse them for all Damages which such Seller Indemnified Party may at any time sustain or incur as a result of or arising out of:

(i) the breach of any representation or warranty of the Purchaser herein;

(ii) the breach of any covenant or agreement of the Purchaser contained herein which is to be performed after the Closing Date or contained in the Assumption Agreement or in any other documents executed and delivered by the Purchaser to the Sellers at the Closing;

(iii) the Assumed Liabilities; and

(iv) any matter relating to a Newspaper Employee concerning acts or omissions occurring on or after the Closing Date.

The Sellers shall give the Purchaser prompt written notice of, and an opportunity to defend, any and all such asserted liabilities provided, however, that any delay in giving such notice shall not affect the Purchaser’s indemnification obligations hereunder except to the extent such delay materially affects or materially prejudices the Purchaser.

SECTION 9.03. Indemnification by the Sellers. (a) After the Closing, the Sellers agree, jointly and severally, subject to the other terms and conditions of this Agreement, to indemnify the Purchaser and its Affiliates, and their respective officers, directors, employees and representatives (each, a “Purchaser Indemnified Party”) against and hold them harmless from and reimburse them for all Damages which such Purchaser Indemnified Party may at any time sustain or incur as a result of or arising out of:

(i) the breach of any representation or warranty of the Sellers herein;

(ii) the breach of any covenant or agreement of any of the Sellers contained herein which is to be performed after the Closing Date or contained in the Ancillary Agreements, the Non-Competition Agreement or in any other documents executed and delivered by the Sellers to the Purchaser at the Closing;

(iii) the Excluded Liabilities; and

(iv) any matter relating to a past or present Newspaper Employee concerning acts or omissions occurring prior to the Closing Date.

The Purchaser shall give the Sellers prompt written notice of, and an opportunity to defend, any and all such asserted liabilities, provided, however, that any delay in giving such notice shall not effect the Sellers’ indemnification obligations hereunder except to the extent such delay materially adversely affects or materially prejudices the Sellers.

SECTION 9.04. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 9.02 or 9.03 (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Notice of Claim”); provided, however, that a delay or failure to provide such notice shall not relieve any Indemnifying Party of its obligations except to the extent that it has been materially prejudiced by such delay or failure. Any Notice of Claim (i) shall state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) shall set forth the amount of Damages for which indemnification is being asserted and (iii) in the case of third party claims, shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party.

(b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.02 or 9.03 asserted by a third party, the Indemnifying Party shall have the right (i) to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such claims, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within 30 days of receipt by the Indemnifying Party of a Notice of a Claim (the “Indemnity Notice Period”)) of its election to defend any such third party claim or demand. In the event that the Indemnifying Party does assume the defense as provided above, the Indemnified Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation, provided that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. In the event that the Indemnifying Party does not assume the defense as provided above, the Indemnifying Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, and in all cases the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such third party claim and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any such claim or demand unless the Indemnified Party or the Indemnifying Party, as the case may be, is given a full and complete release of any and all liability by all relevant parties relating thereto.

(c) In the event that a Notice of Claim hereunder does not involve a third party claim, the Indemnifying Party shall, within 30 days after the date of receipt of a Notice of Claim, respond in writing to the Indemnified Party (the “Indemnity Response”) and set forth with reasonable specificity those items, if any, in the Notice of Claim to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded. Within 30 days following the receipt of the Indemnity Response by the Indemnified Party, representatives of the Indemnifying Party and the Indemnified Party shall meet to attempt to resolve through good faith negotiations the applicable disputed matters. The parties shall negotiate in good faith for up to 30 days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Article IX, the parties shall proceed in accordance with Section 11.12 of this Agreement.

SECTION 9.05. Limitations. (a) Notwithstanding anything herein to the contrary, no Indemnifying Party shall have any obligation to indemnify any Indemnified Parties pursuant to Sections 9.02(a)(i) or 9.03(a)(i), and no Indemnified Party shall make a claim pursuant to Sections 9.02(a)(i) or 9.03(a)(i), unless the aggregate amount of Damages sustained or incurred with respect to all claims pursuant to Section 9.02(a)(i) or Section 9.03(a)(i), as the case may be, exceeds $700,000 and then only to the extent of such excess up to (but not in excess of) a maximum aggregate indemnity for such Damages payable by the Purchaser pursuant to Section 9.02(a)(i) or the Sellers pursuant to Section 9.03(a)(i), as the case may be, of an amount equal to $7 million.

(b) Notwithstanding anything herein to the contrary, payments by the Indemnifying Party pursuant to Section 9.02 or 9.03 shall be limited to the amount of Damages, if any, that remains after deducting therefrom (i) any Tax benefit to the applicable Indemnified Parties resulting from such Damages, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Parties from any third party with respect thereto, (iii) any provision or reserve provided for the item in question in the Closing Date Working Capital Amount and (iv) any adjustments to the Purchase Price paid pursuant to Section 2.07 in respect of the item in question.

(c) The Sellers shall have no liability under any provision of this Agreement for any Damages to the extent that such Damages relate to actions taken or omitted to be taken by the Purchaser or any of its Affiliates after the Closing Date. In no event shall the Purchaser or Sellers be liable to indemnify the other for punitive, consequential, special or similar Damages. The Purchaser shall take all reasonable steps to mitigate all Damages incurred or sustained by any Purchaser Indemnified Party upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.

(d) Notwithstanding any other provision of this Agreement, the Purchaser acknowledges that the obligation of the Sellers to provide indemnification for Damages arising out of Section 9.03 extends only to the Purchaser Indemnified Parties, and that the Sellers shall not be obligated to provide such indemnification to any other Persons other than a permitted assignee pursuant to Section 11.08.

SECTION 9.06. Exclusive Remedy. The parties hereto hereby acknowledge and agree that the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as the case may be, from and after the Closing with respect to Damages and any and all claims for any breach or liability under this Agreement, or any of the Ancillary Agreements (other than the Non-Competition Agreement) or otherwise relating to the subject matter of this Agreement, and the Ancillary Agreements (other than the Non-Competition Agreement) and the transactions contemplated hereby and thereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, the Purchaser and the Sellers hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or they may have against the Sellers or the Purchaser, as the case may be, arising under or based upon any Federal, state or local law, rule or regulation (including without limitation, (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Damages or contribution arising under any Environmental Law). Notwithstanding anything to the contrary contained herein, the foregoing limitation of remedies shall not apply to any claim of fraud or intentional misrepresentation.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of each Seller and the Purchaser on their own behalf and on behalf of each other applicable Indemnified Party;

(ii) by the Sellers or the Purchaser, if the Closing shall not have occurred prior to March 1, 2007 the (“Termination Date”), provided, however, that the right to terminate this Agreement under this Section 10.01(a)(ii) shall not be available to any party whose breach of any of its representations or warranties under this Agreement or whose failure to perform or fulfill any covenant or agreement contained in this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(iii) by the Purchaser, if the Sellers shall have (i) failed to perform any of their covenants or agreements contained in this Agreement, which failure to perform would be reasonably likely to have a Material Adverse Effect and is incapable of being cured or has not been cured within 20 calendar days after the giving of written notice thereof by the Purchaser to the Sellers or such longer period in the event that such breach cannot reasonably be expected to be cured within such 20-day period and the Sellers are diligently pursuing such cure, but in no event later than the Termination Date or (ii) subject to Section 10.01(b) below, breached any of its representations or warranties contained in this Agreement, which breach would be reasonably likely to have a Material Adverse Effect and is incapable of being cured or has not been cured within 20 calendar days after the giving of written notice thereof by the Purchaser to the Sellers; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 10.01(a)(iii) if Purchaser is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iv) by the Sellers, if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would be reasonably likely to have a Purchaser Material Adverse Effect and is incapable of being cured or has not been cured within 20 days after the giving of written notice thereof by the Sellers to the Purchaser; provided, however, that the Sellers may not terminate this Agreement pursuant to this Section 10.01(a)(iv) if the Sellers are then in breach in any material respect of any of their representations, warranties, covenants or agreements contained in this Agreement;

(v) by the Purchaser, pursuant to Section 10.01(b) hereof; or

(vi) by the Sellers or Purchaser, if any Governmental Authority shall have issued a judgment, decree, injunction, order or ruling restraining or prohibiting the consummation of the transactions contemplated hereby or any divestiture order or hold separate order.

(b) The Sellers shall be entitled to notify the Purchaser, from time to time, on or before the date which is two Business Days prior to the Closing Date, which notification (each, an “Update Notice”), may (i) disclose information the existence of which does or may result in a breach of the Sellers’ representations and warranties contained in Section III hereof and (ii) update, modify or add to the Disclosure Schedule and, upon delivery of such Update Notice, the applicable representations and warranties (and the applicable Disclosure Schedule), for all purposes of this Agreement, shall be deemed to be amended to be consistent with each such Update Notice. In the event that the Purchaser receives an Update Notice which sets forth the occurrence or existence of facts, events or circumstances which would be reasonably likely to have a Material Adverse Effect, the Purchaser shall (after providing the Sellers with written notice and an opportunity to cure any matter set forth in the Update Notice and the Sellers shall not have cured such matter so as to avoid such effect on or prior to the date which is 20 days after the Sellers have received such written notice or such longer period in the event that such effect cannot reasonably be expected to be cured within such 20-day period and the Sellers are diligently pursuing such cure, but in no event later than the Termination Date) have no obligation to complete the Closing of the transactions contemplated by this Agreement; the Purchaser’s sole and exclusive remedy in such event shall be to terminate this Agreement by written notice pursuant to Section 10.01(a)(v) hereof. Without limiting the generality of the foregoing and notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not be entitled to assert any claim for Damages or otherwise against the Sellers based upon any breach by the Sellers of any of the representations and warranties in Section III hereof based upon information disclosed in Update Notices made by the Sellers pursuant to this Section 10.01(b).

(c) The party(s) desiring to terminate this Agreement pursuant to Section 10.01(a)(ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other party(s) in accordance with Section 11.02 below.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 5.04 and Section 11.01 and (b) nothing herein shall relieve any party from liability for any willful and intentional breach hereof.

SECTION 10.03. Exclusive Remedy. Prior to the Closing, each party hereto acknowledges and agrees that such party’s sole and exclusive remedy with respect to Damages and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, Sections 10.01 and 10.02 hereof.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Subject to Section 7.02 hereof, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the foregoing, the Sellers shall pay any and all brokerage, finder’s or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates, including without limitation, Dirks, Van Essen & Murray, and the Purchaser shall pay any and all brokerage, finder’s or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by FedEx or other nationally recognized courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Sellers or Sellers Guarantor:

Mr. Robert M. Jelenic

Chairman and CEO

Journal Register Company

Lower Makefield Corporate Center

790 Township Line Road, 3rd Floor

Yardley, PA 19067

Telecopier: (215) 867-2172

with copies to:

Edward J. Yocum, Esq.

General Counsel

Journal Register Company

Lower Makefield Corporate Center

790 Township Line Road, 3rd Floor

Yardley, PA 19067

Telecopier: (215) 867-2172

And

Lori L. Lasher, Esq.

Reed Smith LLP

1650 Market Street

2500 One Liberty Place

Philadelphia, Pennsylvania 19103

Telecopier: (215) 851-1420

(b)	if to the Purchaser or Purchaser Guarantor:

Michael E. Reed

Chief Executive Officer

GateHouse Media, Inc.

350 WillowBrook Office Park

Fairport, NY 14450

Telecopier: (585) 248-2631

with copies to:

Polly Grunfeld Sack, Esq.

General Counsel

GateHouse Media, Inc.

350 WillowBrook Office Park

Fairport, NY 14450

Telecopier: (585) 248-9562

And

Gina Sickinger, Esq.

Nixon Peabody LLP

1100 Clinton Square

Rochester, NY 14604

Telecopier: (585) 263-1600

SECTION 11.03. Public Announcements. Except as may be required by applicable law or regulation (including the rules of any stock exchange on which any of the parties or their respective Affiliates are listed), no party to this Agreement shall make, or cause to be made, any public announcement in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media with respect thereto without the prior written consent of the other parties, and, in any event, the parties shall reasonably cooperate as to the timing and contents of any such announcement or communication.

SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 11.06. Disclosure Schedule. Disclosure of information in any portion of the Disclosure Schedule shall be deemed disclosure in any other portion of the Disclosure Schedule. In addition, (a) the fact that any disclosure on any Section of the Disclosure Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Section of the Disclosure Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (b) disclosure of a particular matter on any Section of the Disclosure Schedule shall not in any circumstance be construed to mean that such matter would be reasonably likely to have a Material Adverse Effect.

SECTION 11.07. Entire Agreement; Time of the Essence. This Agreement (including the Exhibits and the Disclosure Schedule), the Non-Competition Agreement, the Ancillary Agreements, the Transition Services Agreement and, subject to Section 5.04, the Confidentiality Agreement, taken together, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof and except as otherwise expressly provided herein or therein. Time shall be of the essence in this Agreement.

SECTION 11.08. Assignment. This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign this Agreement to any of its Affiliates so long as such assignment does not relieve the Purchaser of any of its obligations hereunder. Any attempted assignment in violation of the foregoing shall be null and void.

SECTION 11.09. No Third-Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, but not limited to, Newspaper Employees.

SECTION 11.10. Further Action. From and after the Closing Date, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, and to more effectively convey and transfer to, and vest in, the Purchaser and put the Purchaser in possession of, any part of the Transferred Assets including, without limitation, the assumption and payment by the Purchaser of the Assumed Liabilities pursuant to Section 2.02(a). Without limiting the foregoing, from and after the Closing Date (a) the Sellers shall do all things reasonably necessary as reasonably requested by the Purchaser to put the Purchaser in effective possession, ownership and control of the Transferred Assets and the Purchaser shall reasonably cooperate with the Sellers for that purpose and (b) the Purchaser shall do all things reasonably necessary as reasonably requested by the Sellers to put the Sellers in effective possession, ownership and control of the Excluded Assets and the Sellers shall reasonably cooperate with the Purchaser for that purpose.

SECTION 11.11. Amendment; Waiver. (a) This Agreement may not be amended or modified except by (i) an instrument in writing signed by the Sellers and the Purchaser and in the case of an amendment or modification of Section 11.15 hereof, by the Parent Guarantor, as applicable or (ii) a waiver in accordance with Section 11.11(b). Waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same term or condition, or a waiver of any other term or condition of this Agreement.

(b) At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or covenants of the other party or conditions contained herein. Any such extension or waiver shall be valid only in the instance given and only if set forth in an instrument in writing signed by the party to be bound thereby.

SECTION 11.12. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely in that State. All actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined in a Pennsylvania state or Federal court sitting in the County of Bucks, and the parties hereto hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of such courts in any such action, suit or proceeding, (b) waive any objection to the laying of venue in such courts and (c) waive the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding.

SECTION 11.13. Counterparts and Facsimile. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.14. Construction. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

SECTION 11.15. Guaranties. (a) GateHouse Media, Inc., a Delaware corporation (the “Purchaser Guarantor”), hereby guarantees to the Sellers, as a primary obligor, payment and performance by the Purchaser of its obligations under this Agreement and under each of the Ancillary Agreements to which it is a party (including without limitation, all amendments hereof and thereof), in each case, subject to the terms, conditions and limitations hereof and thereof. The Purchaser Guarantor hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations (other than any copies of notices required to be delivered under this Agreement to the Purchaser Guarantor), and no consent of the Purchaser Guarantor shall be required with respect to any amendment or waiver of this Agreement (other than this Section 11.15(a)) that is effected in accordance with this Agreement. The liability of the Purchaser Guarantor under this Agreement by reason of this Section 11.15(a) is primary, and no Seller shall be required to make any demand on the Purchaser for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against the Purchaser, prior to proceeding against the Purchaser Guarantor.

(b) The Journal Register Company, a Delaware corporation (the “Sellers Guarantor”), hereby guarantees to the Purchaser, as a primary obligor, payment and performance by the Sellers of their obligations under this Agreement and under each of the Ancillary Agreements to which any of them is a party (including without limitation, all amendments hereof and thereof), in each case, subject to the terms, conditions and limitations hereof and thereof. The Sellers Guarantor hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations (other than any copies of notices required to be delivered under this Agreement to the Sellers Guarantor), and no consent of the Sellers Guarantor shall be required with respect to any amendment or waiver of this Agreement (other than this Section 11.15(b)) that is effected in accordance with this Agreement. The liability of the Sellers Guarantor under this Agreement by reason of this Section 11.15(b) is primary, and the Purchaser shall not be required to make any demand on any of the Sellers for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against any of the Sellers, prior to proceeding against the Sellers Guarantor.

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IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTHEAST PUBLISHING COMPANY, INC.

By	/s/ Julie A. Beck
Name: Julie A. Beck
Title: Senior Vice President and Chief Financial Officer

JOURNAL COMPANY, INC.

By	/s/ Julie A. Beck
Name: Julie A. Beck
Title: Senior Vice President and Chief Financial Officer

TAUNTON ACQUISITION, LLC

By	/s/ Julie A. Beck
Name: Julie A. Beck
Title: Senior Vice President and Chief Financial Officer

ENTERPRISE PUBLISHING COMPANY, LLC

By	/s/ Michael E. Reed
Name: Michael E. Reed
Title: Chief Executive Officer

For purposes of Section 11.15 only:

GATEHOUSE MEDIA, INC.

By	/s/ Michael E. Reed
Name: Michael E. Reed
Title: Chief Executive Officer

JOURNAL REGISTER COMPANY

By	/s/ Julie A. Beck
Name: Julie A. Beck
Title: Senior Vice President and Chief Financial Officer